Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-179621

€500,000,000

General Mills, Inc.

2.100% Notes due 2020

Pricing Term Sheet

November 7, 2013

Issuer:	General Mills, Inc.
Issuer Ratings*:	A3/BBB+/BBB+ (Moody’s/S&P/Fitch)
Principal Amount:	€500,000,000
Offering Format:	SEC Registered
Listing:	General Mills intends to apply to list the notes on the New York Stock Exchange
Maturity:	November 16, 2020
Coupon:	2.100%
Price to Public:	99.981%
Yield to maturity:	2.103%
Spread to Benchmark Bund:	+102 basis points
Benchmark Bund:	DBR 2.250% due September 4, 2020
Benchmark Bund Yield / Price:	1.083% / 107.62%
Spread to Mid Swaps:	+55 basis points
Mid Swaps Yield:	1.553%
Interest Payment Date:	November 16, commencing on November 16, 2014
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Redemption Provisions:
Make-whole call:	Prior to August 16, 2020, make-whole call at Bund plus 15 basis points plus accrued and unpaid interest to the redemption date
Par call:	On or after August 16, 2020, at par plus accrued and unpaid interest to the redemption date
Change of Control Offer to Purchase:	If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.
Trade Date:	November 7, 2013
Settlement Date:	T+5; November 15, 2013
Denominations:	€100,000 and higher multiples of €1,000
CUSIP/ISIN:	370334BR4 / XS0993266625
Joint Book-Running Managers:	Barclays Bank PLC Deutsche Bank AG, London Branch Merrill Lynch International
Co-Managers:	BNP Paribas Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. Credit Suisse Securities (Europe) Limited Société Générale S.A.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at 1-888-603-5847, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611 or Merrill Lynch International toll-free at 1-800-294-1322.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on November 7, 2013 relating to its Prospectus dated February 22, 2012.